SUB-ITEM 77Q1(A)
                                AMENDMENT NO. 8
                                       TO
                       AGREEMENT AND DECLARATION OF TRUST
                                       OF
                              AIM INVESTMENT FUNDS


         This Amendment No. 8 to the Agreement and Declaration of Trust of AIM Investment Funds (this "Amendment") amends, effective as of June 19, 2000, the Agreement and Declaration of Trust of AIM Investment Funds, a Delaware business trust (the "Trust"), dated as of May 7, 1998, as amended (the "Agreement").

         WHEREAS, the Trustees of the Trust and the Shareholders of AIM Emerging Markets Debt Fund have approved the Plan of Reorganization and Termination, dated as of March 22, 2000, adopted by the Trust on behalf of AIM Emerging Markets Debt Fund and AIM Developing Markets Fund, pursuant to which AIM Emerging Markets Debt Fund would be reorganized into AIM Developing Markets Fund, (the "Reorganization"); and

         WHEREAS, the Reorganization was consummated on June 19, 2000, at 8:00 a.m. Eastern Time; and

         WHEREAS, the Trustees of the Trust have directed that promptly following the Reorganization, the Trust shall terminate AIM Emerging Markets Debt Fund in accordance with Delaware law;

         NOW, THEREFORE, the Trustees hereby amend the Agreement as follows:

     1. Capitalized terms not specifically defined in this Amendment shall have the meanings ascribed to them in the Agreement.

     2. Schedule A to the Agreement is hereby deleted in its entirety and a new Schedule A to the Agreement is substituted to read in its entirety as follows:

                                  "SCHEDULE A

         AIM Investment Funds shall be divided into the following Portfolios, each of which shall have three Classes (Class A, Class B and Class C):

                AIM Developing Markets Fund
                AIM Latin American Growth Fund
                AIM Global Consumer Products and Services Fund
                AIM Global Financial Services Fund
                AIM Global Health Care Fund
                AIM Global Infrastructure Fund
                AIM Global Resources Fund
                AIM Global Telecommunications and Technology Fund
                AIM Strategic Income Fund

Date: June 19, 2000"

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     3. Except as specifically amended by this Amendment, the Agreement
(including all prior amendments thereto) is hereby confirmed and remains in full force and effect.

     4. All references in the Agreement to "this Agreement" shall mean the Agreement (including all prior amendments thereto) as amended by this Amendment.

     5. This Amendment may be executed in any number of counterparts and by different parties hereto in separate counterparts, each of which when so executed shall be deemed to be an original and all of which taken together shall constitute one and the same Amendment.

     IN WITNESS WHEREOF, the undersigned Trustees of the Trust have executed this Amendment as of June 19, 2000.


/s/ C. Derek Anderson                    /s/ Robert H. Graham
----------------------------------       ----------------------------------
C. Derek Anderson, Trustee               Robert H. Graham, Trustee


/s/ Frank S. Bayley                      /s/ Ruth H. Quigley
----------------------------------       ----------------------------------
Frank S. Bayley, Trustee                 Ruth H. Quigley, Trustee



                        [THIS IS THE SIGNATURE PAGE FOR
             AMENDMENT NO. 8 TO AGREEMENT AND DECLARATION OF TRUST
                            OF AIM INVESTMENT FUNDS]


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